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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


To the Board of Directors
Citadel Broadcasting Company


We consent to the incorporation by reference in the registration statement (No. 333-92593) on Form S-3 of Citadel Communications Corporation, Citadel Broadcasting Company, CCC Capital Trust I and CCC Capital Trust II of our report dated February 4, 1999 (except for Note 14 as to which the date is February 15, 1999), relating to the consolidated balance sheet of Bloomington Broadcasting Holdings, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the Form 8-K of Citadel Broadcasting Company filed January 26, 2000.



                                         /s/ Dunbar, Breitweiser & Company, LLP




Bloomington, Illinois
January 26, 2000